Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2018

SECOND QUARTER FINANCIAL RESULTS

● Second Quarter Sales Increased 67.9% to $56,546,000 versus Second Quarter FY17
● Generated $5,243,000 in Operating Cash Flow in Second Quarter FY18
● Gross Margin Improves 550-Basis Points from Second Quarter FY17
● Six-Month Backlog at December 29, 2017 was $85,116,000, Up 35.8% in Three Months
● Oil & Gas and Aftermarket Orders Remain Strong
● US Tax Legislation Resulted in $4,600,000, or $0.40 per share, Non-Cash Charge

RACINE, WISCONSIN — February 2, 2018 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2018 second quarter and first half ended December 29, 2017.

Sales for the fiscal 2018 second quarter were $56,546,000, compared to $33,672,000 for the same period last year. The 67.9 percent increase in fiscal 2018 second quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American fracking customers, and higher sales of aftermarket components. In addition, global demand year-over-year has improved across many of the company’s other markets. Year-to-date sales increased 46.2 percent to $101,611,000, compared to $69,507,000 for the fiscal 2017 first half.

“Strong demand from new and existing North American fracking customers, combined with improving trends across many of Twin Disc’s other global markets helped drive sequential and year-over-year growth in sales,” commented John H. Batten, President and Chief Executive Officer. “The prudent actions Twin Disc took over the past two years to improve operating efficiencies and reduce capital requirements provided the company with significant flexibility to withstand the lengthy downturn that occurred in many of our markets. With improving market trends and higher sales, we are experiencing the benefits of higher incremental profitability as gross margins have expanded 550 basis points over the past 12 months to 32.1% in our second fiscal quarter. We remain focused on further improving our cost structure and continuing to restructure our global operations, while we invest in new technologies, manufacturing processes, and our global supply chain.”

Gross margin for the fiscal 2018 second quarter was 32.1 percent, compared to 26.6 percent for the same period last year. The 550 basis point increase in gross profit percent for the fiscal 2018 second quarter was primarily due to higher volumes, a more profitable mix of product revenues, improved operating efficiencies and a global reduction in fixed manufacturing costs. Year-to-date, gross margin was 31.5 percent compared to 26.1 percent for the fiscal 2017 first half.

For the fiscal 2018 second quarter, marketing, engineering and administrative (ME&A) expenses increased $2,708,000 to $15,268,000, compared to $12,560,000 for the fiscal 2017 second quarter. The 21.6 percent increase in ME&A expenses in the quarter was primarily due to increased global bonus expense, stock compensation expense and additional salary expense to support volume growth. As a percent of revenues, ME&A expenses fell to 27.0 percent for the fiscal 2018 second quarter, compared to 37.3 percent for the same period last fiscal year. Year-to-date, ME&A expenses were $28,936,000, compared to $25,035,000 for the fiscal 2017 first half. As a percent of revenues, ME&A expenses fell to 28.5 percent for the fiscal 2018 first half, compared to 36.0 percent for the same period last fiscal year.

Twin Disc recorded restructuring charges of $831,000 in the fiscal 2018 second quarter, compared to restructuring charges of $816,000 in the same period last fiscal year. Restructuring activities during the fiscal 2018 second quarter related primarily to cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $2,049,000, compared to $1,074,000 for the same period last fiscal year.

The fiscal 2018 first half effective tax rate was 204.0 percent, compared to the fiscal 2017 first half rate of 28.8 percent. The fiscal 2018 rate was impacted by two significant discrete adjustments. During the first quarter of fiscal 2018, the Company recorded a tax benefit of $3.8 million related to the reversal of a valuation allowance in a certain foreign jurisdiction that had been subject to a full valuation allowance. Improvement in operating results, along with a business reorganization which provided favorable tax planning opportunities, allowed for the reversal of this valuation allowance. On December 22, 2017, the Tax Cuts and Jobs Act was signed into law in the U.S. The Company has recorded a non-cash tax expense of $4.6 million, or $0.40 per share, in the second fiscal quarter, primarily due to a re-measurement of deferred tax assets and liabilities. Similarly, a decrease in the Belgian rate structure resulted in a $0.4 million, or $0.04 per share, non-cash tax expense in our second fiscal quarter. The mix of earnings by jurisdiction and continued operational improvement explain the remaining movement in the Company’s effective tax rate.

Net loss attributable to Twin Disc for the fiscal 2018 second quarter was ($4,113,000), or ($0.36) per share, compared to a net loss attributable to Twin Disc of ($2,912,000), or ($0.26) per share, for the fiscal 2017 second quarter. Year-to-date, the net loss attributable to Twin Disc was ($722,000), or ($0.06) per diluted share, compared to a net loss attributable to Twin Disc of ($5,608,000), or ($0.50) per share for the fiscal 2017 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were $3,514,000 for the fiscal 2018 second quarter, compared to ($2,227,000) for the fiscal 2017 second quarter. For the fiscal 2018 first half, EBITDA was $3,955,000, compared to ($4,006,000) for the fiscal 2017 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “Our balance sheet remains strong, as we continue to focus on implementing strategies to reduce Twin Disc’s capital requirements. Working capital at December 29, 2017 was $87,940,000, compared to $84,911,000 at June 30, 2017, and $80,483,000 at December 30, 2016. At December 29, 2017, inventories were up a moderate 14.7 percent from the same period a year ago, despite the 67.9 percent increase in sales and 124.1 percent increase in six-month backlog. Twin Disc generated $5,243,000 in cash from operating activities, which was primarily used to invest in fixed assets and pay down debt. At December 29, 2017, the Company had $15,766,000 in cash and $4,684,000 of borrowings drawn under its $40,000,000 revolving credit facility. Twin Disc has invested $3,013,000 in capital expenditures during the fiscal 2018 first half and expects to invest approximately $7,000,000 to $9,000,000 in total fiscal 2018 capital expenditures.”

Mr. Batten concluded: “Our six-month backlog at December 29, 2017, was $85,116,000, compared to $46,437,000 at June 30, 2017, and $37,974,000 at December 30, 2016. The six-month backlog is at a 22 quarter high primarily due to further improvements in our North American oil and gas markets. In addition, Twin Disc is experiencing higher demand in marine markets in Europe and the U.S., and in the global patrol boat market, increased demand from airport rescue and firefighting customers, improving demand from industrial customers and stable demand from military customers, while our offshore oil and gas marine markets in Southeast Asia and the U.S. remain weak. Twin Disc has successfully navigated a very challenging period in our 100-year history and we are excited about our future market opportunities as we look at strategies to diversify Twin Disc’s markets, reduce our cost structure and working capital requirements, and improve manufacturing efficiencies. I am encouraged by the direction we are headed, and expect fiscal 2018 to be a strong year for the company.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, February 2, 2018. To participate in the conference call, please dial 800-289-0517 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. February 2, 2018, until midnight February 9, 2018. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 1970333.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 29, 2017	Dec. 30, 2016	Dec. 29, 2017	Dec. 30, 2016
Net sales	$56,546	$33,672	$101,611	$69,507
Cost of goods sold	38,420	24,723	69,590	51,385
Gross profit	18,126	8,949	32,021	18,122

Marketing, engineering and administrative expenses	15,268	12,560	28,936	25,035
Restructuring expenses	831	816	2,049	1,074
Income (loss) from operations	2,027	(4,427)	1,036	(7,987)

Interest expense	83	122	147	175
Other expense (income), net	69	(456)	268	(346)

Income (loss) before income taxes and noncontrolling interest	1,875	(4,093)	621	(7,816)
Income tax expense (benefit)	5,925	(1,201)	1,267	(2,253)

Net loss	(4,050)	(2,892)	(646)	(5,563)
Less: Net earnings attributable to noncontrolling interest, net of tax	(63)	(20)	(76)	(45)
Net loss attributable to Twin Disc	$(4,113)	$(2,912)	$(722)	$(5,608)

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.36)	$(0.26)	$(0.06)	$(0.50)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.36)	$(0.26)	$(0.06)	$(0.50)

Weighted average shares outstanding data:
Basic	11,297	11,242	11,278	11,231
Diluted	11,297	11,242	11,278	11,231

Dividends per share	$0.00	$0.00	$0.00	$0.00

Comprehensive (loss) income:
Net loss	$(4,050)	$(2,892)	$(646)	$(5,563)
Benefit plan adjustments, net of taxes of $(1,021), $399, $(743), and $798, respectively	1,734	750	2,208	1,422
Foreign currency translation adjustment	488	(4,198)	3,029	(3,515)
Comprehensive (loss) income	(1,828)	(6,340)	4,591	(7,656)
Less: Comprehensive income attributable to noncontrolling interest	(62)	(31)	(69)	(112)

Comprehensive (loss) income attributable to Twin Disc	$(1,890)	$(6,371)	$4,522	$(7,768)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 29,	June 30,
	2017	2017
ASSETS
Current assets:
Cash	$15,766	$16,367
Trade accounts receivable, net	29,214	31,392
Inventories	74,037	66,193
Prepaid expenses	7,683	8,295
Other	7,979	7,187

Total current assets	134,679	129,434

Property, plant and equipment, net	47,820	48,212
Deferred income taxes	21,462	24,198
Goodwill, net	2,759	2,585
Intangible assets, net	2,032	2,009
Other assets	4,434	4,460

TOTAL ASSETS	$213,186	$210,898

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,404	$21,301
Accrued liabilities	23,335	23,222

Total current liabilities	46,739	44,523

Long-term debt	4,684	6,323
Accrued retirement benefits	30,463	33,706
Deferred income taxes	976	1,011
Other long-term liabilities	1,675	1,768

Total liabilities	84,537	87,331

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 13,099,468; no par value	10,086	10,429
Retained earnings	168,646	169,368
Accumulated other comprehensive loss	(27,427)	(32,671)
	151,305	147,126
Less treasury stock, at cost (1,514,576 and 1,580,335 shares, respectively)	23,199	24,205

Total Twin Disc shareholders' equity	128,106	122,921

Noncontrolling interest	543	646
Total equity	128,649	123,567

TOTAL LIABILITIES AND EQUITY	$213,186	$210,898

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Two Quarters Ended
	December 29, 2017	December 30, 2016

Cash flows from operating activities:
Net loss	$(646)	$(5,563)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	3,263	3,680
Restructuring expenses	162	174
Provision for deferred income taxes	1,613	(2,580)
Stock compensation expense and other non-cash changes, net	1,064	720
Net change in operating assets and liabilities	(1,644)	1,130
Net cash provided (used) by operating activities	3,812	(2,439)

Cash flows from investing activities:
Acquisitions of fixed assets	(3,013)	(1,094)
Proceeds from sale of fixed assets	79	9
Other, net	(129)	(129)
Net cash used by investing activities	(3,063)	(1,214)

Cash flows from financing activities:
Borrowings under revolving loan agreement	35,315	26,948
Repayments under revolving loan agreement	(36,957)	(27,666)
Dividends paid to noncontrolling interest	(172)	(109)
Tax shortfall from stock compensation	-	(153)
Payments of withholding taxes on stock compensation	(400)	(140)
Net cash used by financing activities	(2,214)	(1,120)

Effect of exchange rate changes on cash	864	(509)

Net change in cash	(601)	(5,282)

Cash:
Beginning of period	16,367	18,273

End of period	$15,766	$12,991

Reconciliation of Consolidated net LOSS to EBITDA

(In thousands; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 29 2017	Dec. 30 2016	Dec. 29 2017	Dec. 30 2016
Net loss attributable to Twin Disc	$(4,113)	$(2,912)	$(722)	$(5,608)
Interest expense	83	122	147	175
Income taxes	5,925	(1,201)	1,267	(2,253)
Depreciation and amortization	1,619	1,764	3,263	3,680
Earnings (loss) before interest, taxes, depreciation and amortization	$3,514	$(2,227)	$3,955	$(4,006)

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